Exhibit 99.5
Trinity Industries, Inc.
Earnings Release Conference Call – Q3 2019
Comments of Melendy E. Lovett
Senior Vice President and Chief Financial Officer
October 24, 2019
Thank you, Eric, and good morning everyone.
Before I begin my prepared remarks on our financial priorities and outlook, I will quickly review the third quarter 2019 performance highlights announced in our press release yesterday. The Company reported significant growth in year over year revenue, operating profit, and earnings per share, primarily due to higher overall railcar manufacturing deliveries with a favorable product mix, as well as growth in our railcar lease fleet and sales of leased railcars from our portfolio. Third quarter railcar deliveries were lower than our expectations due to the challenges Eric mentioned as well as weakening market demand going into 2020. Our team has responded and replanned our production schedules for the remainder of the year and the first half of 2020. A reduction in corporate related expenses also contributed to our financial performance during the quarter. Year to date, corporate expense is down $37 million or 32% due to lower litigation-related spend and cost optimization efforts.
As of the end of the third quarter, the Company has generated operating and free cash flow before lease fleet investment of $164 million and $215 million year to date, respectively. We believe free cash flow generation before lease fleet investment will be approximately $240 million for 2019 or around 10% of our market cap as of yesterday’s close. Our third quarter performance is indicative of Trinity’s ability to leverage our integrated platform and scale our operations to meet customer demand while generating strong results for shareholders.
We are making good progress on our key financial priorities for 2019 including: lowering our cost of capital; deploying capital to return-accretive investments; and returning meaningful and steady amounts of capital to shareholders.
Subsequent to quarter end, Trinity issued $387 million of "A" rated notes under an existing railcar asset backed securitization. This issuance yielded a blended interest rate of 2.98% and increased our loan to value ratio for our wholly-owned lease fleet to 56%. By optimizing the balance sheet of our railcar leasing company, Trinity has lowered our weighted average cost of capital by more than 20% since the spin-off. As we achieve our near-term LTV target for the wholly-owned lease fleet of 60% to 65%, we believe we can further lower our cost of capital to stay competitive with other railcar leasing companies.
During the third quarter, we made a number of investments in our businesses, including a net lease fleet investment of approximately $90 million, and $30 million in capital expenditures for our manufacturing and maintenance platforms. Our year to date investment in the lease fleet totals approximately $679 million with solid returns which we expect to be accretive to Trinity’s Return on Equity.
Trinity also completed approximately $100 million of share repurchases during the third quarter, bringing our year to date total to approximately $234 million. Our quarterly cash dividend will be paid at the end of October, and results in a dividend yield of 3.7% as of yesterday’s closing price. When combining year to date share repurchases and dividends, we have returned $295 million of capital to shareholders, or around 12% of our market cap. The combined strength and cash flow generation capability of the integrated rail platform enables Trinity to meaningfully invest in high-return growth opportunities and return substantial capital to shareholders.
All of these accomplishments are aligned with management’s goal to deliver 2019 earnings growth and to improve our pre-tax ROE to a 3-year average target range of between 11% and 13% by year end 2021. Our financial forecast for 2019, the first year of this 3-year plan, is on track for a pre-tax ROE of between 9% and 9.5%. This is a significant improvement from the 6.3% pre-tax ROE following our spin-off at the end of last year.

Moving now to guidance: As you’ve heard from Tim and Eric, railcar demand has been further impacted from declining railroad volumes, and continued uncertainty related to slowing industrial production and global trade issues. Our management team has responded accordingly and has positioned our business for a slower demand market going into next year.
As a result of the lower railcar deliveries in the third quarter, some of which were designated to be added to our lease fleet, we narrowed our EPS guidance range in our press release issued yesterday. Trinity now expects annual EPS from continuing operations in 2019 of between $1.17 and $1.27, excluding the impact of any fourth quarter potential restructuring charge. This update results in growth of between 67% and 81% year over year.
Our revenue expectations for the Railcar Leasing and Management Services Group as a result of timing of railcar deliveries to the lease fleet, is now expected to be between $760 million and $765 million for the year. We expect operating profit for this segment to be between $320 million and $325 million for the year.
We have increased our expectations for proceeds from sales of leased railcars to railcar investment vehicle (RIV) partners and the secondary market to approximately $400 million. Our RIV partners continue to express interest in purchasing leased railcars for their portfolios. A reminder that when we sell railcars to our RIV partners, Trinity keeps the customer relationship and servicing of the cars for a management fee, therefore, we grow our managed lease fleet with RIV partner capital. The timing of railcar sales from the lease fleet is always difficult to predict. Our margin on railcar sales year to date reflects the younger maturity on the railcar assets sold from our lease fleet, as well as some portfolio fine tuning we have done to manage our diversification. Another reminder, we have sales-type leases in our earnings guidance, which are required to be accounted for as sales from the lease fleet in accordance with GAAP. We expect this to add an additional $160 million in car sales revenue for the year, with $61 million of this revenue being recognized year to date. The gain on sales from the lease fleet will be attributed to the total Leasing segment profit, and our EPS guidance range incorporates these assumptions.
Moving to the Rail Products Group, we are revising our railcar delivery guidance range to 21,500 to 22,000 railcars for 2019. Rail Products revenue is now expected to be approximately $3.0 billion with an operating profit margin of approximately 9%.
Operating performance from the All Other segment during the fourth quarter will be impacted by seasonality in the Highway business as well as costs associated with new product development efforts. This segment is also impacted by some transition expenses in peripheral businesses to align with our go-forward operating structure.
Our business and corporate teams continue to work collaboratively to optimize our operating structure and right size corporate costs. As a result, we have again lowered our Corporate Expense guidance range to $105 to $110 million. As a reminder, our Corporate Expenses include transition and stranded costs related to the spin-off and separation of Arcosa, as well as an elevated level of highway-related legal expenses. In our press release yesterday, we highlighted the potential for a restructuring charge in the fourth quarter as a result of cost optimization efforts specific to underutilized asset write-downs in our manufacturing footprint and employee transition costs. Again, our fourth quarter 2019 EPS guidance range does not include any restructuring charges we may incur as these decisions are finalized.
Due to fewer railcar additions to the lease fleet, we are lowering our guidance for revenue and profit eliminations to $1.4 billion and $165 million, respectively. These line items reflect the revenue and profit associated with the market-based transfer pricing for intercompany transactions between our railcar leasing and products business segments primarily for newly manufactured railcars.
Regarding our lease fleet investment, we now expect total net lease fleet investment of $850 to $950 million with fewer secondary market additions, fewer planned railcar additions, and a higher level of portfolio sales from the fleet.
In addition to our planned leasing capital expenditures, our manufacturing and corporate capital expenditures forecast is revised to $110 to $120 million given expected project progress by year end.

Looking into 2020, it is too early to provide any specific financial guidance given the uncertainty of economic factors that affect the railcar market as well as the increased pricing competitiveness as a result of lower demand. As Eric mentioned, we have market driven headwinds affecting our railcar production expectation for next year, however, we anticipate Leasing revenue and profit from operations will be higher in 2020 as a result of lease fleet growth. We are also defining significant goals for cost savings initiatives - both in our businesses and our corporate organization. For 2020, we expect our free cash flow before lease fleet investment to improve year over year primarily as a result of lower working capital needs in the business.
In closing, our leadership team has been working closely with our Board to refine the strategic plan for Trinity Industries and establish key priorities and initiatives going forward. Our vision, purpose, and strategic priorities stem from our belief that TrinityRail’s platform is the best model to compete in the railcar industry - and we aim for our results to demonstrate it.
We are prepared to respond to a lower railcar demand market in 2020. While a number of macroeconomic factors create headwinds for our business, our leadership team is excited about the opportunity to refine and evolve our business, and demonstrate the value of TrinityRail’s integrated platform. We have a number of levers within management’s control that can provide meaningful tailwinds to our financial performance in 2020 - focused on the elements of ROE improvement.
This business model was built to outperform throughout the railcar market cycle, by generating predictable cash flows from long-term leases and capturing upside demand to maximize shareholder value. These combined financial advantages of the integrated rail platform enable Trinity to meaningfully invest in high-return growth opportunities, including our lease fleet, while also returning substantial capital to shareholders.
We’ll now transition into the Q&A session. Operator will you please give our listeners the instructions.